Exhibit 4.3

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH REGISTRATION IS NOT REQUIRED.

, 2011	No. C-

ELLIPSE TECHNOLOGIES, INC.

SERIES C PREFERRED STOCK WARRANT

This certifies that, for good and valuable consideration, receipt of which is hereby acknowledged,                      or any permitted subsequent holder hereof (the “Holder”), is entitled to purchase, subject to the terms and conditions of this Warrant, from Ellipse Technologies, Inc., a Delaware corporation (the “Company”),                      fully paid and nonassessable shares of the Company’s Series C Preferred Stock, par value $0.001 per share (“Preferred Stock”). Holder shall be entitled to purchase the shares of Preferred Stock in accordance with Section 2 at any time beginning on the date of this Warrant set forth above and prior to the Expiration Time (as defined below). The shares of Preferred Stock of the Company for which this Warrant is exercisable, as adjusted from time to time pursuant to the terms hereof, are hereinafter referred to as the “Shares”. This Warrant is being issued as one of a series of warrants (the “Warrants”) pursuant to the terms of that certain Series C Preferred Stock and Warrant Purchase Agreement, dated June 20, 2011, by and between the Company and the parties signatory thereto (the “Purchase Agreement”).

1.        Exercise Period; Price.

1.1        Exercise Period. This Warrant shall terminate at 5:00 p.m. Pacific Daylight Time on                      (the “Expiration Time”). Any portion of this Warrant that has not been earlier exercised prior to the Expiration Time shall be deemed to have been net exercised as set forth in Section 2.2 immediately prior to the Expiration Time.

1.2        Exercise Price. The initial purchase price for each of the Shares shall be $0.46 per share. Such price shall be subject to adjustment pursuant to the terms hereof (such price, as adjusted from time to time, is hereinafter referred to as the “Exercise Price”).

2.        Exercise and Payment.

2.1        Cash Exercise. At any time beginning on the date hereof and prior to the Expiration Time, this Warrant may be exercised, in whole or in part, from time to time by the Holder by surrender of this Warrant and the Notice of Exercise annexed hereto, duly completed and executed by the Holder, to the Company at the principal executive offices of the Company, together with payment in the amount obtained by multiplying the Exercise Price then in effect by the number of Shares thereby purchased, as designated in the Notice of Exercise. Payment may be in cash or by check payable to the order of the Company.

2.2        Net Issuance. If the fair market value of one Share is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of payment of the Exercise Price described in Section 2.1, the Holder may elect to receive, without the payment by the Holder of any additional consideration, shares equal to the value of this Warrant, or any portion hereof, by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto (the “Net Issuance Election”) duly executed, at the principal executive offices of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Preferred Stock as is computed using the following formula:

X =	Y (A-B)
A

where:

X =     the number of Shares to be issued to the Holder pursuant to this Section 2.2.

Y =     the number of Shares covered by this Warrant in respect of which the net issuance election is made pursuant to this Section 2.2.

A =     the fair market value of one share of Preferred Stock, as determined in accordance with the provisions of this Section 2.2.

B =     the Exercise Price in effect under this Warrant at the time the net issuance election is made pursuant to this Section 2.2.

For purposes of this Section 2.2, the “fair market value” per share of the Preferred Stock shall be determined by the Board of Directors of the Company in the exercise of its reasonable good faith discretion; provided, however, that in the event that this Warrant is exercised pursuant to this Section 2.2 in connection with the Company’s initial public offering of its Common Stock, the fair market value per Share shall be the product of (i) the per share offering price to the public of the Company’s initial public offering, and (ii) the number of shares of Common Stock into which one Share is convertible at the time of such exercise; provided, further, that in the event that this Warrant is exercised pursuant to this Section 2.2 in connection with a Deemed Liquidation Event (as defined in the Company’s Fourth Amended and Restated Certificate of Incorporation (as it may be amended from time to time, the “Restated Certificate”)), the fair market value per share shall be the aggregate consideration resulting from such Deemed Liquidation Event and paid and/or payable with respect to one Share.

3.        Reservation of Shares. The Company hereby agrees that at all times there shall be authorized and reserved for issuance and delivery upon exercise of this Warrant, free from preemptive rights, such number of shares of Preferred Stock or other shares of capital stock of the Company from time to time issuable upon exercise of this Warrant (and shares of its Common Stock for issuance upon conversion of such Preferred Stock). If at any time the number of authorized but unissued shares of such series of the Company’s equity securities shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of such series of the Company’s equity securities to such number of shares as shall be sufficient for such purposes. All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all taxes, liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

4.        Delivery of Stock Certificates. Within a reasonable time after exercise, in whole or in part, of this Warrant, the Company shall issue in the name of and deliver to the Holder, or persons affiliated with the Holder, if the Holder so designates, a certificate or certificates for the number of fully paid and nonassessable shares of Preferred Stock which the Holder shall have requested in the Notice of Exercise or Net Issuance Election, as applicable. If this Warrant is exercised in part, the Company shall deliver to the Holder a new Warrant for the unexercised portion of this Warrant at the time of delivery of such stock certificate or certificates.

5.        Holder of Record. The person in whose name any certificate or certificates for Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

6.        No Fractional Shares. No fractional shares or scrip representing fractional shares will be issued upon exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Shares (including fractions) to be issued upon exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, upon any exercise of this Warrant a fraction of a share results, the Company will pay the Holder the difference between the cash value of the fractional share and the portion of the Exercise Price allocable to the fractional share.

7.        Early Termination. In the event of a proposed Deemed Liquidation Event, the Company shall provide to the Holder at least 20 days advance written notice of such Deemed Liquidation Event, and unless this Warrant has been earlier exercised at or immediately prior to the closing of such Deemed Liquidation Event this Warrant (or any portion thereof not already exercised) shall be deemed to have been net exercised as set forth in Section 2.2, with such net exercise effective and conditioned upon the consummation of such Deemed Liquidation Event.

8.        Charges, Taxes and Expenses. The Company shall pay all transfer taxes or other incidental charges, if any, in connection with the transfer of the Shares purchased pursuant to the exercise hereof from the Company to the Holder.

9.        Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

10.        Saturdays, Sundays, Holidays, Etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding weekday which is not a legal holiday.

11.        Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of and kind of securities purchasable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

11.1        Changes in Securities. In the event of changes in the series of equity securities of the Company comprising the Shares by reason of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of Shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. For purposes of this Section 11.1, the “Aggregate Exercise Price” shall mean the aggregate Exercise Price payable in connection with the exercise in full of this Warrant. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant.

11.2        Automatic Conversion. Upon the automatic conversion of all outstanding shares of the series of equity securities comprising the Shares, this Warrant shall become exercisable for that number of shares of Common Stock of the Company into which the Exercise Shares would then be convertible, so long as such shares, if this Warrant had been exercised prior to such offering, would have been converted into shares of the Company’s Common Stock pursuant to the Restated Certificate. In such case, all references to “Shares” shall mean shares of the Company’s Common Stock issuable upon exercise of this Warrant, as appropriate.

12.        Notice of Adjustments; Notices. Whenever the Exercise Price or number of Shares purchasable hereunder shall be adjusted pursuant to Section 11 hereof, the Company shall execute and deliver to the Holder a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of and kind of securities purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Holder; provided, however, that only a nationally recognized overnight courier shall be used to effectuate the delivery of any notices to addresses outside the United States.

13.        Rights As Stockholder; Notice to Holders. Nothing contained in this Warrant shall be construed as conferring upon the Holder or his or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company. The Company shall give notice to the Holder by registered mail if at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:

(i)        a dissolution, liquidation or winding up of the Company shall be proposed, whether voluntary or involuntary;

(ii)         a capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company (other than a subdivision or combination of the outstanding Preferred Stock and other than a change in the par value of the Preferred Stock) or any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or change of Preferred Stock outstanding) or any transfer of all or substantially all of the assets of the Company; or

(iii)        a taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) for other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other rights.

The Company shall mail to the Holder such notice at least ten (10) days prior to the date specified herein. Such notice shall specify the record date or the date of closing the stock transfer books, as the case may be.

14.        Restricted Securities. The Holder understands that this Warrant and the Shares purchasable hereunder constitute “restricted securities” under the federal securities laws inasmuch as they are, or will be, acquired from the Company in transactions not involving a public offering and accordingly may not, under such laws and applicable regulations, be resold or transferred without registration under the Securities Act of 1933, as amended (the “Act”) or an applicable exemption from such registration. The Holder further acknowledges that a securities legend to the foregoing effect shall be placed on any Shares issued to the Holder upon exercise of this Warrant. The Holder is aware that neither the Warrant nor the Shares may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations.

15.        Certification of Investment Purpose. The Holder represents and warrants that it is acquiring the Warrant solely for its account for investment and not with a view to or for sale or distribution of said Warrant or any part thereof. Unless a current registration statement under the Act shall be in effect with respect to the securities to be issued upon exercise of this Warrant, the Holder covenants and agrees that, at the time of exercise hereof, it will deliver to the Company a written certification executed by the Holder that the securities acquired by such Holder upon exercise hereof are for the account of such Holder and acquired for investment purposes only and that such securities are not acquired with a view to, or for sale in connection with, any distribution thereof.

16.        Transferability. Subject to applicable laws and the restriction on transfer set forth herein, this Warrant and all rights hereunder shall be transferable to any transferee designated by Holder on the books of the Company upon delivery of this Warrant and the form of assignment annexed hereto duly endorsed by the Holder or by its duly authorized attorney or representative. Upon any registration of transfer, the Company shall execute and deliver new Warrants to the person entitled thereto.

17.        Rights. To the extent the Holder is a party to the Restated Investors’ Rights Agreement (as defined in the Purchase Agreement), the Shares issuable upon exercise of this Warrant shall be deemed “Registrable Securities” for all purposes under the Restated Investors’ Rights Agreement and shall be subject to the rights and covenants therein. The powers, preferences, rights, restrictions and other matters relating to the Shares issuable upon exercise of this Warrant will be as determined in the certificate of incorporation of the Company as then in effect.

18.        Miscellaneous.

18.1        Binding Effect. This Warrant and the various rights and obligations arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

18.2        Entire Agreement. This Warrant, the Purchase Agreement (including the Exhibits and Schedules hereto and other documents delivered pursuant thereto), constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, whether oral or written, between the parties hereto with respect to the subject matter hereof.

18.3        Amendment and Waiver. Any term of this Warrant may be amended and the observance of any term hereof may be waived or terminated (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holders representing a sixty six and two thirds percent (66 2/3%) of the shares of Preferred Stock underlying the Warrants (the “Requisite Holders”), provided that all Warrants are similarly affected. Any waiver or amendment effected in accordance with this Section 18.3 shall be binding upon the Holder and the Company. Upon the effectuation of such amendment or waiver in conformance with this Section 18.3, the Company shall promptly give written notice thereof to the record holders of the Warrants who have not previously consented thereto in writing. HOLDER ACKNOWLEDGES THAT BECAUSE THIS WARRANT MAY BE AMENDED WITH THE CONSENT OF THE REQUISITE HOLDERS, HOLDER’S RIGHTS HEREUNDER MAY BE AMENDED, WAIVED OR TERMINATED WITHOUT HOLDER’S CONSENT.

18.4        Governing Law. This Warrant and all rights, obligations and liabilities hereunder shall be governed by and construed under the laws of the State of Delaware without reference to the conflicts of law principles thereof.

18.5        Headings. The headings in this Warrant are for convenience only and shall not alter or otherwise affect the meaning hereof.

18.6        Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and the balance shall be enforceable in accordance with its terms.

18.7        Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original for all purposes.

18.8        Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in the same manner as provided in the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Warrant as of the date appearing on the first page of this Warrant.

THE COMPANY:

Ellipse Technologies, Inc.

By:
Its:

NOTICE OF EXERCISE

To:     Ellipse Technologies, Inc.

1.        The undersigned hereby elects to purchase              shares of Series C Preferred Stock, $0.001 par value per share (“Stock”), of Ellipse Technologies, Inc., a Delaware corporation (the “Company”), pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price pursuant to the terms of the Warrant.

2.        Please issue certificates representing the shares of Stock purchased hereunder in the names and in the denominations indicated on Exhibit A attached hereto.

3.        Please issue a new Warrant for the unexercised portion of the attached Warrant, if any, in the name of the undersigned.

Holder:
Dated:

By:
Its:

NET ISSUANCE ELECTION NOTICE

To: Ellipse Technologies, Inc.	Date:

The undersigned hereby elects under Section 2 of the attached Warrant to surrender the right to purchase                      shares of Preferred Stock pursuant to the attached Warrant. The Certificate(s) for the shares issuable upon such net issuance election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature:

Name for Registration

Mailing Address

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated:	, 20

Holder’s Signature: _________________________

Holder’s Address: _________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.